Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2023	2022	2023	2022
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,826	$1,853	$3,704	$3,525
Intermodal	745	972	1,559	1,826
Coal	409	425	849	814
Total railway operating revenues	2,980	3,250	6,112	6,165

Railway operating expenses
Compensation and benefits	693	614	1,383	1,233
Purchased services and rents	506	481	1,002	918
Fuel	263	408	578	709
Depreciation	321	304	642	606
Materials and other	205	172	417	343
Eastern Ohio incident	416	—	803	—
Total railway operating expenses	2,404	1,979	4,825	3,809

Income from railway operations	576	1,271	1,287	2,356

Other income (expense) – net	57	(14)	113	(19)
Interest expense on debt	170	170	345	338

Income before income taxes	463	1,087	1,055	1,999

Income tax expense (benefit)
Current	127	205	268	366
Deferred	(20)	63	(35)	111
Total income tax expense	107	268	233	477

Net income	$356	$819	$822	$1,522

Earnings per share – diluted	$1.56	$3.45	$3.60	$6.37

Weighted average shares outstanding – diluted	228.0	237.5	228.1	238.9

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2023	2022
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$556	$456
Accounts receivable – net	1,089	1,148
Materials and supplies	272	253
Other current assets	114	150
Total current assets	2,031	2,007

Investments	3,673	3,694
Properties less accumulated depreciation of $13,024 and $12,592, respectively	32,474	32,156
Other assets	1,083	1,028

Total assets	$39,261	$38,885

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,416	$1,293
Short-term debt	130	100
Income and other taxes	243	312
Other current liabilities	792	341
Current maturities of long-term debt	405	603
Total current liabilities	2,986	2,649

Long-term debt	14,594	14,479
Other liabilities	1,814	1,759
Deferred income taxes	7,227	7,265

Total liabilities	26,621	26,152

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 227,015,277 and 228,076,415 shares, respectively, net of treasury shares	228	230
Additional paid-in capital	2,160	2,157
Accumulated other comprehensive loss	(359)	(351)
Retained income	10,611	10,697

Total stockholders’ equity	12,640	12,733

Total liabilities and stockholders’ equity	$39,261	$38,885

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2023	2022
	($ in millions)
Cash flows from operating activities
Net income	$822	$1,522
Reconciliation of net income to net cash provided by operating activities:
Depreciation	642	606
Deferred income taxes	(35)	111
Gains and losses on properties	(25)	(37)
Changes in assets and liabilities affecting operations:
Accounts receivable	57	(230)
Materials and supplies	(19)	(71)
Other current assets	36	30
Current liabilities other than debt	460	75
Other – net	(92)	5

Net cash provided by operating activities	1,846	2,011

Cash flows from investing activities
Property additions	(948)	(837)
Property sales and other transactions	61	100
Investment purchases	(6)	(7)
Investment sales and other transactions	152	30

Net cash used in investing activities	(741)	(714)

Cash flows from financing activities
Dividends	(615)	(591)
Common stock transactions	(9)	(14)
Purchase and retirement of common stock	(303)	(1,454)
Proceeds from borrowings	724	1,732
Debt repayments	(802)	(550)

Net cash used in financing activities	(1,005)	(877)

Net increase in cash and cash equivalents	100	420

Cash and cash equivalents
At beginning of year	456	839

At end of period	$556	$1,259

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$318	$294
Income taxes (net of refunds)	315	321

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Eastern Ohio incident

On February 3, 2023, a train operated by Norfolk Southern derailed in East Palestine, Ohio. During the first six months of 2023, we recognized $803 million of expense for costs primarily associated with environmental matters and legal proceedings resulting from the incident ($416 million of which was recognized in the second quarter). While certain costs recorded may be recoverable from third parties or under our insurance policies in effect at the date of the incident, no estimate of potential recoveries has yet been recorded.

2. Stock Repurchase Program

We repurchased and retired 1.3 million and 5.7 million shares of common stock under our stock repurchase programs in the first six months of 2023 and 2022, respectively, at a cost of $303 million and $1.5 billion.